Exhibit 99.2

1875 N. Shoreline Boulevard, Mountain View, CA 94043 Telephone (650) 969-7277 • Fax (650) 969-6121	NEWS RELEASE FOR FURTHER INFORMATION: STEVEN G. LARSON, VP-FINANCE (650) 969-7277 or ELLEN BROOK, INVESTOR RELATIONS (650) 470-0200

Drexler Technology Reports Results for FY05 First Quarter

Mountain View, Calif. – August 2, 2004—Drexler Technology Corporation (NASDAQ:DRXR), the world’s leading manufacturer of multi-biometric ID cards, today announced the financial results for its fiscal 2005 first quarter ended June 30, 2004.

Revenues for the first quarter of fiscal 2005 were $8.7 million, compared with $2.4 million in the same quarter a year ago. The net loss for the first quarter of fiscal 2005 was $1.5 million, or $0.14 per diluted share. This compares with the net loss of $1.5 million, or $0.14 per diluted share, reported in the same quarter a year ago, which included an income tax benefit of $971,000.

LaserCard® optical memory card revenues for the quarter were $5.6 million. Revenues from LaserCard® read/write drives, drive accessories and maintenance were $289,000. Revenue and gross profit on sheet-process optical memory cards were negatively impacted by an estimated $1 million due to a card production problem, which caused excessive rejects and resulted in reduced shipments. Higher costs on the cards produced accounted for $350,000 in reduced gross profit, while the reduced shipments accounted for the balance. The problem has been rectified.

Newly Acquired German Operations

The newly acquired German operations contributed $2.7 million in net revenues from sales of specialty cards, card printers and miscellaneous services to their external customers. German operations contributed $985,000 to gross profit in the fiscal first quarter. SG&A expenses for these operations were $757,000. The after-tax profit contribution was $103,000.

Second Source Supplier

During the quarter, we announced our licensing of Global Investments Group (GIG), based in New Zealand, to become a second source supplier of optical memory cards. GIG plans to build a manufacturing facility in Slovenia with production targeted to start late next calendar year. Potential benefits to Drexler include minimum payments called for in the agreements of $41 million, future royalty payments based upon GIG shipments of optical memory cards, revenues on the sale of raw materials to GIG, and the anticipated expansion of the European optical memory card market to include customers requiring a second source of cards. Of the $5.5 million in payments received by June 30, 2004, $2.0 million is recorded on our balance sheet as deferred revenue and the balance is recorded as advanced payments from customers. Revenues from this arrangement will be recorded over the balance of the 20-year agreement once GIG begins production.

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Drexler Technology Reports Q1’05 Results

August 2, 2004

Cash

Drexler Technology’s cash, cash equivalents, short-term investments and long-term investments (maturities ranging from one to 2.5 years) were $20.7 million at June 30, 2004, compared with $20.9 million at March 31, 2004. As of June 30, 2004, there were 11,410,064 shares of common stock outstanding compared with 10,545,724 shares outstanding as of June 30, 2003.

“We were disappointed by a larger-than-expected loss in the quarter, which was primarily due to a short-term card production problem. However, the problem has been resolved and we believe that gross margins above 40 percent can be attained in future production of these sheet-process cards,” said Richard Haddock, Co-CEO of Drexler Technology. “In spite of this, we continued to make progress on our programs in Italy, Saudi Arabia and India in the quarter.

“In addition, this was the first full quarter of results that include our acquisitions of two German card companies,” continued Haddock. “These acquisitions bring us an important manufacturing and sales and marketing presence in Europe, plus an expansion of our product and technology offerings. We have, in effect, become a full service card manufacturing company capable of supplying cards using almost any card technology, singularly or in combination. This includes optical, magnetic, contact IC, and contactless RFID, as well as a broad range of security features. We are already working on developing a line of hybrid optical/RFID cards for new security and access control programs worldwide.

“The U.S. Senate voted on July 22 to extend the Department of Homeland Security’s USVISIT October 26 deadline for the use of biometric identifiers in passports by the 27 Visa Waiver countries by one additional year. There is no current indication of new optical-only applications. We are offering to sell both hybrid Optical/RFID and standard RFID card products for U.S. government card programs, including USVISIT, in addition to the optical-only cards we currently sell. We believe that our cards provide several advantages over competing technologies and continue to work towards the expanded use of our technology in the U.S. government. For planning purposes, there is no revenue from USVISIT currently included in our internal model.

“Our licensing of the Global Investment Group to establish a second source supplier in the European Union further strengthens the position of optical memory cards as the technology of choice for secure national identification applications,” said Haddock. “It also allows us to pursue opportunities that we could not address without a second source supplier, while providing us an expected long-term revenue and royalty stream.”

Share Buy Back Plan

Drexler Technology also announced today in a separate release that its Board of Directors has authorized a share buy back plan. For more information, please see release entitled “Drexler Technology Announces Share Repurchase Plan.”

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Drexler Technology Reports Q1’05 Results

August 2, 2004

Earnings Results Conference Call

Drexler will hold a conference call to discuss the company’s fiscal first quarter results today, August 2, 2004, at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. For access to the conference call, please call 517-308-9002 by 1:50 p.m. Pacific Time. A taped replay of the call will be available for one week. To access the replay, please call 203-369-1321. You will need to reference the passcode: Drexler and the conference leader: Richard Haddock. To listen to the call via the Internet, please log on to: www.drexlertechnology.com or www.vcall.com. The Internet Webcast will be archived for one year.

About Drexler Technology

Headquartered in Mountain View, Drexler Technology Corporation (www.drexlertechnology.com) manufactures LaserCard® optical memory cards, chip-ready Smart/Optical™ cards, and other advanced-technology cards. In addition, the Company operates three wholly owned subsidiaries. LaserCard Systems Corporation, also of Mountain View, manufactures optical card read/write drives; develops optical card system software; and markets optical cards, card-related data systems, and peripherals. Cards & more GmbH, of Ratingen, Germany, markets cards, system solutions, and thermal card printers; and Challenge Card Design Plastikkarten GmbH, of Rastede, Germany, manufactures standard and advanced-technology cards.

Forward-Looking Statements: All statements contained in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates. Forward-looking statements made in this release and during our conference call today include statements as to current and potential market segments, customers, orders, and applications for and deployment of the Company’s and CCD-C&M products; statements as to the business benefits to the Company from the acquisition of CCD-C&M—including increased card production capacity and ability to enhance the CCD facility to manufacture optical memory cards and provide the Company with product manufacture flexibility; production quantities, delivery rates and expected delivery schedule, and revenue recognition for Company product sales under U.S. or foreign government programs; statements as to the Global Investments Group (GIG) license for second-source card production in Slovenia, including future scheduled payments and royalties, and sale of manufacturing equipment to GIG; potential expansion or implementation of government programs utilizing optical memory cards, including without limitation, those in, Italy, India, and Saudi Arabia, and the timing of the award of any prime contracts for such programs; and the Company’s plans, objectives, and expected future economic performance. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, whether there is a market for cards for homeland security and if so whether such market will utilize optical memory cards as opposed to other technology; risks associated with doing business in and with foreign countries; lengthy sales cycles and changes in and dependence on government policy-making; the unpredictability of customer demand for products and customer issuance, release, or delay of corresponding orders; reliance on value-added resellers and system integrators to generate sales,

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Drexler Technology Reports Q1’05 Results

August 2, 2004

perform customer system integration, develop application software, test products, and work with governments to implement card programs; risks and difficulties associated with development, manufacture, and deployment of optical cards, drives, and systems; the possibility that optical memory cards will not be purchased for the full implementation of card programs in Italy, Saudi Arabia and India or for DHS programs in the U.S., or will not be selected for other government programs in the U.S. and abroad; whether GIG will encounter financial, technical, staffing, governmental permit or other difficulties which delay or prevent it from constructing and operating its optical card manufacturing facility on schedule and as planned; the impact of technological advances, competitive products, and general economic trends; as well as other risk factors detailed in the Company’s Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, future actual results could differ materially from the Company’s expectations. These forward-looking statements speak only as to the date of this release, and, except as required by law, the Company undertakes no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

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Drexler Technology Reports Q1’05 Results

August 2, 2004

DREXLER TECHNOLOGY CORPORATION AND SUBSIDIARIES

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended
	06/30/2004	06/30/2003
Revenues	$8,710	$2,446
Cost of product sales	6,366	2,556

Gross profit (loss)	2,344	(110)

Selling, general, and administrative expenses	3,034	1,769
Research and engineering expenses	851	612
Other income, net	23	64

Loss before income taxes	(1,518)	(2,427)
Income tax expense (benefit)	26	(971)

Net loss	$(1,544)	$(1,456)

Net loss per share:
Basic	$(0.14)	$(0.14)

Diluted	$(0.14)	$(0.14)

Weighted-average shares used in computing net loss per share:
Basic number of shares	11,407	10,478
Diluted number of shares	11,407	10,478

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Drexler Technology Reports Q1’05 Results

August 2, 2004

DREXLER TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)

	June 30, 2004	March 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$12,165	$11,688
Short-term investments	292	981
Accounts receivable, net of allowances of $296 at March 31, 2004 and $330 at June 30, 2004	2,599	2,550
Inventories	6,729	6,799
Prepaid and other current assets	1,153	1,276

Total current assets	22,938	23,294

Property and equipment, at cost	29,135	27,609
Less—accumulated depreciation and amortization	(16,715)	(16,079)

Property and equipment, net	12,420	11,530

Long-term investments	8,246	8,246
Equipment held for resale	2,709	2,419
Patents and other intangibles, net	941	978
Goodwill	3,290	3,321
Other non-current assets	—	47

Total assets	$50,544	$49,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,591	$4,249
Accrued liabilities	2,219	2,035
Deferred tax liability	531	608
Advance payments from customers	3,009	3,102
Deferred revenue	262	111
Bank borrowings and current portion of long-term debt	196	1,166

Total current liabilities	8,808	11,271

Long-term debt, net of current portion	2,019	2,378
Advance payments from customers	3,500	500
Deferred revenue	2,000	—

Total liabilities	$16,327	$14,149

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized—2,000,000 shares
Issued—none	—	—
Common stock, $.01 par value:
Authorized—30,000,000 shares
Issued and outstanding— 11,399,764 shares at March 31, 2004 and 11,410,064 shares at June 30, 2004	114	114
Additional paid-in capital	53,926	53,816
Accumulated deficit	(19,788)	(18,244)
Accumulated other comprehensive loss	(35)	—

Total stockholders’ equity	34,217	35,686

Total liabilities and stockholders’ equity	$50,544	$49,835

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